UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2004

GLOBAL INTERNET COMMUNICATIONS INC.

(Exact name of registrant as specified in charter)

Nevada	333-103781	N/A
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2305-1050 Burrard Street, Vancouver, B.C., Canada	V6Z 2S3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 662-4665

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

GLOBAL INTERNET COMMUNICATIONS, INC. SIGNS LETTER OF INTENT TO ACQUIRE PRO URO CARE INC.

Global Internet Communications, Inc. (OTC BULLETIN BOARD:GICI) today announced that it has signed a letter of intent to acquire ProUroCare Inc., a Minnesota corporation. ProUroCare is an early-stage company formed to develop and market innovative products for the detection and treatment of male urologic prostate disease. ProUroCare's first product is designed to significantly improve prostate examination and screening. ProUroCare's second product is in development, and is designed to deliver a more effective therapeutic microwave treatment of prostate disease with a high degree of accuracy.

In the proposed transaction outlined in the non-binding letter of intent, Global Internet Communications, Inc. will form a wholly owned subsidiary to merge with ProUroCare. ProUroCare shareholders would then be issued newly issued shares constituting approximately 84% of the outstanding common stock of Global Internet Communications, Inc. after the merger, in exchange for all of the issued and outstanding shares of ProUroCare. Upon the completion of the merger, ProUroCare officers and directors would replace the officers and directors of Global, and Global's name and stock symbol will change to reflect the business of ProUroCare.

The above-described transaction is subject to the final negotiation and execution of a definitive merger agreement.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains or is forward-looking information, such as statements relating to consummation of the above-described transaction. Such forward- looking information includes significant risks and uncertainties that could significantly affect anticipated transactions and results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Global Internet Communications, Inc.

SOURCE ProUroCare Inc.

CONTACT:	Michael P. Grossman, President and Chief Executive Officer of ProUroCare, or R.J. Demman, President and Chief Executive Officer of Global Internet Communications, Inc., +1-952-476-9093, ext. 10

Global Internet Communications Inc.

Per:       "R.J. Demman"

Name    R.J. Demman